TEMPLETON VARIABLE PRODUCTS SERIES FUND
                                  on behalf of
                         TEMPLETON ASSET ALLOCATION FUND
                               TEMPLETON BOND FUND
                        TEMPLETON DEVELOPING MARKETS FUND
                          TEMPLETON INTERNATIONAL FUND
                   TEMPLETON STATEGIC INCOME INVESTMENTS FUND
                              TEMPLETON STOCK FUND
                           FRANKLIN S&P 500 INDEX FUND
                        FRANKLIN GROWTH INVESTMENTS FUND
                   FRANKLIN STRATEGIC INCOME INVESTMENTS FUND
                       FRANKLIN SMALL CAP INVESTMENTS FUND
                         MUTUAL SHARES INVESTMENTS FUND

                               Multiple Class Plan

     This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of Templeton Variable Products Series Fund (the "Investment Company") on behalf of each series named above (each, a "Multi-Class Fund"). The Board has determined that the Plan is in the best interests of each class of each Fund and of the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares ("Shares") of the Multi-Class Funds.

     1. Each Multi-Class Fund with the exception of Franklin S&P 500 Index Fund shall offer two classes of shares, to be known as Class 1 and Class 2 Shares. The Franklin S&P 500 Index Fund shall offer three classes of shares, to be known as Class 1, Class 2 and Class 3 Shares.

     2. All  Shares  shall be sold  solely to  certain  life  insurance  company
("Insurance Company") variable accounts for the purpose of funding certain variable annuity and variable life insurance contracts ("Variable Contracts") and to such other investors as are determined to be eligible to purchase Shares. In addition, Class 3 Shares may be sold to employee benefit, pension or other plans meeting the requirements for qualification under section 401(k) of the Internal Revenue Code ("401(k) Plans"). None of the Classes of Shares shall be subject to any front-end or deferred sales charges.

     3. The Distribution Plans adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Rule 12b-1 Plans") associated with the Class 2 and Class 3 Shares may be used to pay Franklin/Templeton Distributors, Inc. ("Distributors"), the Insurance Companies or others to assist in the promotion and distribution of Class 2 and Class 3 Shares or Variable Contracts offering Class 2 Shares and Class 3 Shares. Payments made under the Plans may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, and other distribution-related expenses, including a prorated portion of Distributors' or the Insurance Companies' overhead expenses attributable to the distribution of these Variable Contracts or Shares of the Funds. Payments made under the Plans may also be used to pay Insurance Companies, dealers, and with respect to Class 3 Shares, 401(k) Plan record keeping and servicing agents, or others for, among other things, furnishing personal services and maintaining customer accounts and records, or as service fees as defined under NASD rules. Agreements for the payment of fees to the Insurance Companies or others shall be in a form which has been approved from time to time by the Board, including the non-interested Board members. In addition, payments made under the Plan may be used to pay recordkeeping and sub-shareholder servicing expenses incurred by administrators or related persons of 401(k) plans.

     The Investment Company has not adopted any Rule 12b-1 Plan for Class 1 shares.

     4. Currently, the differences between Class 1, Class 2, and Class 3 Shares are that the Class 2 and 3 Shares, but not the Class 1 Shares have a Rule 12b-1 Plan, only the Franklin S&P 500 Fund offers the Class 3 Shares, only the Class 3 Shares are sold to 401(k) Plans, and the expenses differ among the Classes.

     5. Currently, there are no conversion features associated with the Class 1, Class 2, and Class 3 Shares.

     6. Shares of a class may be exchangeable for Shares of the same or different classes of another series of the Investment Company or of another underlying investment company according to the terms and conditions related to transfer privileges set forth in the Variable Contract prospectuses and documents governing the 401(k) Plans, as they may be amended from time to time.

     7. Each Class will vote separately with respect to any Rule 12b-1 Plan related to that Class.

     8. On an ongoing basis, the Investment Company's Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Multi-Class Funds for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the Act, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The investment advisers of each Multi-Class Fund and Distributors shall be responsible for alerting the Board to any material conflicts that arise.

     9. All material amendments to this Plan must be approved by a majority of the Investment Company's Board members, including a majority of the Board members who are not interested persons of the Investment Company as defined by the Act.

     10. I, Barbara J. Green, Secretary of Templeton Variable Products Series Fund, do hereby certify that this Multiple Class Plan was adopted by the Board of Trustees of the Investment Company on ______ ____, 1999.


                                          -------------------------------
                                                Barbara J. Green, Secretary